Exhibit 99.1

News Release

ADVANSIX ANNOUNCES SECOND QUARTER 2023 FINANCIAL RESULTS

Sales of $428 million, down 27% versus prior year
Earnings Per Share of $1.16; Adjusted Earnings Per Share of $1.25
Returned $19 million of cash to shareholders through repurchases and dividends in 2Q23
Announced 10% increase in quarterly dividend to $0.16 per share

Parsippany, N.J., August 4, 2023 - AdvanSix (NYSE: ASIX) today announced its financial results for the second quarter ending June 30, 2023. Overall, the Company delivered solid earnings and cash flow results amid a continued dynamic macro environment.
Second Quarter 2023 Summary
•Sales down approximately 27% versus prior year driven by 19% unfavorable impact of market-based pricing, 6% lower raw material pass-through pricing, and 2% lower volume
•Net Income of $32.7 million, a decrease of $32.4 million versus the prior year
•Adjusted EBITDA of $65.8 million, a decrease of $39.6 million versus the prior year
•Cash Flow from Operations of $35.0 million, a decrease of $60.9 million versus the prior year
•Capital Expenditures of $19.3 million, an increase of $1.5 million versus the prior year
•Free Cash Flow of $15.7 million, a decrease of $62.4 million versus the prior year
•Repurchased 410,862 shares for approximately $14.9 million in 2Q23

“AdvanSix successfully delivered solid earnings and cash flow results in the second quarter against a record prior year,” said Erin Kane, president and CEO of AdvanSix. “The AdvanSix team executed well within a mixed set of dynamics across the portfolio. We captured strong in-season demand for plant nutrients in a significantly lower nitrogen and raw material environment, navigated a nylon pricing environment pressured by industry supply and demand conditions including increased low-priced imports, while North American acetone supply and demand continued to be balanced. Our team’s collective performance and advantaged business model supporting through-cycle profitability illustrates the value and resilience of our diversified chemistry company. Our confidence is reflected in once again increasing our quarterly cash dividend by 10 percent.”

Summary second quarter 2023 financial results for the Company are included below:

($ in Thousands, Except Earnings Per Share)	2Q 2023	2Q 2022
Sales	$427,940	$583,736
Net Income	32,728	65,157
Diluted Earnings Per Share	$1.16	$2.23
Adjusted Diluted Earnings Per Share (1)	$1.25	$2.30
Adjusted EBITDA (1)	65,785	105,426
Adjusted EBITDA Margin % (1)	15.4%	18.1%
Cash Flow from Operations	35,004	95,891
Free Cash Flow (1)(2)	15,713	78,131
(1) See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2) Net cash provided by operating activities less capital expenditures

Sales of $428 million in the quarter decreased approximately 27% versus the prior year. Market-based pricing was unfavorable by 19% compared to the prior year primarily reflecting lower nutrient values reducing ammonium sulfate pricing, as well as lower nylon pricing. Raw material pass-through pricing was unfavorable by 6% following a net cost decrease in benzene and propylene (inputs to cumene which is a key feedstock to our products). Sales volume decreased approximately 2% driven by soft end market demand impacting portions of our nylon and chemical intermediates product lines, partially offset by higher domestic ammonium sulfate volume to meet strong in-season customer demand.

Sales by product line and approximate percentage of total sales are included below:

($ in Thousands)	2Q 2023		2Q 2022
	Sales	% of Total	Sales	% of Total
Nylon	$92,953	22%	$132,105	23%
Caprolactam	74,682	18%	87,169	15%
Chemical Intermediates	121,365	28%	158,611	27%
Ammonium Sulfate	138,940	32%	205,851	35%
	$427,940	100%	$583,736	100%

Adjusted EBITDA of $65.8 million in the quarter decreased $39.6 million versus the prior year primarily due to unfavorable market-based pricing, net of raw material costs, partially offset by the favorable year-over-year impact of planned plant turnarounds, and the net impact of lower sales volume and changes in sales mix including higher domestic plant nutrients sales.

Adjusted earnings per share of $1.25 decreased $1.05 versus the prior year driven primarily by the factors discussed above.

Cash flow from operations of $35.0 million in the quarter decreased $60.9 million versus the prior year primarily due to lower net income and the unfavorable impact of changes in working capital driven largely by the unwinding of ammonium sulfate pre-buy advances. Capital expenditures of $19.3 million in the quarter increased $1.5 million versus the prior year.

Dividend
The Company's Board of Directors declared a quarterly cash dividend of $0.16 per share on the Company's common stock. This represents a 10% increase from the previous quarter's dividend. The dividend is payable on August 29, 2023 to stockholders of record as of the close of business on August 15, 2023.

Outlook
•Expect favorable underlying agriculture industry fundamentals to continue; Typical North American ammonium sulfate seasonality expected to drive 3Q23 sequential domestic pricing decline
•Expect balanced supply and demand conditions for North American acetone to continue
•Expect continued unfavorable supply and demand conditions across nylon and other chemical intermediates due to headwinds in consumer durables and building and construction end markets
•Continue to expect Capital Expenditures of $110 million to $120 million in 2023, reflecting increased spend due to critical infrastructure, other maintenance, and growth and cost savings projects
•Continue to expect pre-tax income impact of planned plant turnarounds to be $25 million to $30 million in 3Q23, totaling $28 million to $33 million in full year 2023

"We are highly focused on the execution of our upcoming third quarter planned plant turnaround to support safe, stable and sustainable operations at higher utilization rates relative to our industry. While we anticipate the impacts of ammonium sulfate seasonality and soft end market demand overall, we remain well positioned to offer near, medium and long-term value for our shareholders supported by the structural improvements made to the underlying earnings power of this business. We are committed to producing the right chemistries with the right properties to solve our customers' most exciting opportunities, recently illustrated by the introduction of new 100 percent post-consumer recycled content nylon,” concluded Kane.

Conference Call Information
AdvanSix will discuss its results during its investor conference call today starting at 9:00 a.m. ET. To participate on the conference call, dial (844) 855-9494 (domestic) or (412) 858-4602 (international) approximately 10 minutes before the 9:00 a.m. ET start, and tell the operator that you are dialing in for AdvanSix’s second quarter 2023 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advansix.com. Investors can hear a replay of the conference call from 12 noon ET on August 4 until 12 noon ET on August 11 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international). The access code is 9404240.

About AdvanSix
AdvanSix is a diversified chemistry company that produces essential materials for our customers in a wide variety of end markets and applications that touch people’s lives. Our integrated value chain of our five U.S.-based manufacturing facilities plays a critical role in global supply chains and enables us to innovate and deliver essential products for our customers across building and construction, fertilizers, agrochemicals, plastics, solvents, packaging, paints, coatings, adhesives, electronics and other end markets. Guided by our core values of Safety, Integrity, Accountability and Respect, AdvanSix strives to deliver best-in-class customer experiences and differentiated products in the industries of nylon solutions, chemical intermediates, and plant nutrients. More information on AdvanSix can be found at http://www.advansix.com.

Forward Looking Statements
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words such as "expect," "anticipate," "estimate," “outlook,” "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" and other variations or similar terminology and expressions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and difficult to predict, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally, including the impact of the coronavirus (COVID-19) pandemic and any resurgences; the potential effects of inflationary pressures, labor market shortages and supply chain issues; instability or volatility in financial markets or other unfavorable economic or business conditions caused by geopolitical concerns, including as a result of the conflict between Russia and Ukraine; the effect on our customers’ demand for our products and our suppliers’ ability to manufacture and deliver our raw materials, including implications of reduced refinery utilization in the U.S.; our ability to sell and provide our goods and services; the ability of our customers to pay for our products; any closures of our and our customers’ offices and facilities; risks associated with increased phishing, compromised business emails and other cybersecurity attacks and disruptions to our technology infrastructure; risks associated with employees working remotely or operating with a reduced workforce; risks associated with our indebtedness including compliance with financial and restrictive covenants, and our ability to access capital on reasonable terms, at a reasonable cost, or at all, due to economic conditions or otherwise; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, natural disasters, pandemics and geopolitical conflicts and related events; price fluctuations, cost increases and supply of raw materials; our operations and growth projects requiring substantial capital; growth rates and cyclicality of the industries we serve including global changes in supply and demand; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, storage and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties or otherwise; cybersecurity, data privacy incidents and disruptions to our technology infrastructure; failure to maintain effective internal controls; our ability to declare and pay quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase our common stock and the amount and timing of any future repurchases; disruptions in supply chain, transportation and logistics; potential for uncertainty regarding qualification for tax treatment of our spin-off; fluctuations in our stock price; and changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission (SEC), including the risk factors in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, as updated in subsequent reports filed with the SEC.

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

# # #

Contacts:
Media	Investors
Janeen Lawlor	Adam Kressel
(973) 526-1615	(973) 526-1700
janeen.lawlor@advansix.com	adam.kressel@advansix.com

AdvanSix Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$10,536	$30,985
Accounts and other receivables – net	153,148	175,429
Inventories – net	225,986	215,502
Taxes receivable	1,442	9,771
Other current assets	20,043	9,241
Total current assets	411,155	440,928

Property, plant and equipment – net	816,885	811,065
Operating lease right-of-use assets	109,816	114,688
Goodwill	56,192	56,192
Intangible assets	47,717	49,242
Other assets	25,244	23,216
Total assets	$1,467,009	$1,495,331

LIABILITIES
Current liabilities:
Accounts payable	$220,158	$272,770
Accrued liabilities	43,310	48,820
Operating lease liabilities – short-term	34,342	37,472
Deferred income and customer advances	2,333	34,430
Total current liabilities	300,143	393,492

Deferred income taxes	164,256	160,409
Operating lease liabilities – long-term	75,829	77,571
Line of credit – long-term	140,000	115,000
Postretirement benefit obligations	2,279	—
Other liabilities	10,143	10,679
Total liabilities	692,650	757,151

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; 200,000,000 shares authorized; 32,577,862 shares issued and 27,302,873 outstanding at June 30, 2023; 31,977,593 shares issued and 27,446,520 outstanding at December 31, 2022	326	320
Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Treasury stock at par (5,274,989 shares at June 30, 2023; 4,531,073 shares at December 31, 2022)	(53)	(45)
Additional paid-in capital	151,706	174,585
Retained earnings	626,885	567,517
Accumulated other comprehensive loss	(4,505)	(4,197)
Total stockholders' equity	774,359	738,180
Total liabilities and stockholders' equity	$1,467,009	$1,495,331

AdvanSix Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Sales	$427,940	$583,736	$828,484	$1,062,809

Costs, expenses and other:
Costs of goods sold	360,017	476,835	690,059	852,482
Selling, general and administrative expenses	24,011	20,841	49,126	42,051
Interest expense, net	1,954	769	3,221	1,332
Other non-operating (income) expense, net	(1,325)	172	(1,433)	(431)
Total costs, expenses and other	384,657	498,617	740,973	895,434

Income before taxes	43,283	85,119	87,511	167,375
Income tax expense	10,555	19,962	19,829	39,145
Net income	$32,728	$65,157	$67,682	$128,230

Earnings per common share
Basic	$1.19	$2.31	$2.46	$4.55
Diluted	$1.16	$2.23	$2.39	$4.37

Weighted average common shares outstanding
Basic	27,494,555	28,168,207	27,547,874	28,183,951
Diluted	28,113,402	29,262,709	28,348,266	29,316,792

AdvanSix Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income	$32,728	$65,157	$67,682	$128,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,113	17,534	35,958	34,226
Loss on disposal of assets	400	441	568	800
Deferred income taxes	4,064	3,077	3,894	2,558
Stock-based compensation	2,436	2,005	4,449	5,379
Amortization of deferred financing fees	154	154	309	309
Changes in assets and liabilities, net of business acquisitions:
Accounts and other receivables	8,116	(23,743)	22,123	(52,145)
Inventories	(1,351)	4,901	(10,484)	3,012
Taxes receivable	(419)	—	8,329	—
Accounts payable	6,172	42,535	(47,216)	52,439
Accrued liabilities	2,664	2,897	(5,744)	(8,821)
Deferred income and customer advances	(23,339)	(827)	(32,097)	(1,142)
Other assets and liabilities	(14,734)	(18,240)	(11,192)	(19,792)
Net cash provided by operating activities	35,004	95,891	36,579	145,053

Cash flows from investing activities:
Expenditures for property, plant and equipment	(19,291)	(17,760)	(43,894)	(38,779)
Acquisition of businesses	—	1,133	—	(97,456)
Other investing activities	(1,031)	(925)	(2,034)	(1,221)
Net cash used for investing activities	(20,322)	(17,552)	(45,928)	(137,456)

Cash flows from financing activities:
Borrowings from line of credit	152,500	82,000	230,500	230,500
Payments of line of credit	(139,500)	(155,500)	(205,500)	(219,000)
Principal payments of finance leases	(225)	(244)	(456)	(481)
Dividend payments	(3,984)	(3,515)	(8,004)	(7,032)
Purchase of treasury stock	(14,886)	(3,407)	(28,385)	(10,419)
Issuance of common stock	123	318	745	1,032
Net cash used for financing activities	(5,972)	(80,348)	(11,100)	(5,400)

Net change in cash and cash equivalents	8,710	(2,009)	(20,449)	2,197
Cash and cash equivalents at beginning of period	1,826	19,306	30,985	15,100
Cash and cash equivalents at the end of period	$10,536	$17,297	$10,536	$17,297

Supplemental non-cash investing activities:
Capital expenditures included in accounts payable			$9,832	$9,207

AdvanSix Inc.
Non-GAAP Measures
(Dollars in thousands, except share and per share amounts)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$35,004	$95,891	$36,579	$145,053
Expenditures for property, plant and equipment	(19,291)	(17,760)	(43,894)	(38,779)
Free cash flow (1)	$15,713	$78,131	$(7,315)	$106,274

(1) Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to Adjusted EBITDA and Earnings Per Share to Adjusted Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$32,728	$65,157	$67,682	$128,230
Non-cash stock-based compensation	2,436	2,005	4,449	5,379
Non-recurring, unusual or extraordinary expenses	—	—	—	—
Non-cash amortization from acquisitions	532	551	1,064	752
Non-recurring M&A costs	—	—	—	277
Benefit from income taxes relating to reconciling items	(498)	(439)	(933)	(995)
Adjusted Net Income	35,198	67,274	72,262	133,643
Interest expense, net	1,954	769	3,221	1,332
Income tax expense - adjusted	11,053	20,401	20,763	40,141
Depreciation and amortization - adjusted	17,580	16,982	34,893	33,474
Adjusted EBITDA	$65,785	$105,426	$131,139	$208,590

Sales	$427,940	$583,736	$828,484	$1,062,809

Adjusted EBITDA Margin (2)	15.4%	18.1%	15.8%	19.6%

(2) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Sales

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Income	$32,728	$65,157	$67,682	$128,230
Adjusted Net Income	35,198	67,274	72,262	133,643

Weighted-average number of common shares outstanding - basic	27,494,555	28,168,207	27,547,874	28,183,951
Dilutive effect of equity awards and other stock-based holdings	618,847	1,094,502	800,392	1,132,841
Weighted-average number of common shares outstanding - diluted	28,113,402	29,262,709	28,348,266	29,316,792

EPS - Basic	$1.19	$2.31	$2.46	$4.55
EPS - Diluted	$1.16	$2.23	$2.39	$4.37
Adjusted EPS - Basic	$1.28	$2.39	$2.62	$4.74
Adjusted EPS - Diluted	$1.25	$2.30	$2.55	$4.56

The Company believes the non-GAAP financial measures presented in this release provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

AdvanSix Inc.
Appendix
(Pre-tax income impact, Dollars in millions)

Planned Plant Turnaround Schedule (3)

	1Q	2Q	3Q	4Q	FY
2017	—	~$10	~$4	~$20	~$34
2018	~$2	~$10	~$30	—	~$42
2019	—	~$5	~$5	~$25	~$35
2020	~$2	~$7	~$20	~$2	~$31
2021	~$3	~$8	—	~$18	~$29
2022	~$1	~$5	~$44	—	~$50
2023E	~$2	~$1	$25-$30	—	$28-$33

(3) Primarily reflects the impact of fixed cost absorption, maintenance expense, and the purchase of feedstocks which are normally manufactured by the Company.